Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1

TO THE

CONTRIBUTION, ASSUMPTION AND PURCHASE AGREEMENT

Amendment No. 1 (“Amendment”), dated as of May 29, 2015, to the Contribution, Assumption and Purchase Agreement, dated as of November 11, 2014 (the “Purchase Agreement”), by and among The Pasha Group, a California corporation (“Pasha Parent”), SR Holdings LLC, a California limited liability company and wholly owned subsidiary of Pasha Parent (“Pasha Sub” and together with Pasha Parent, “Pasha”), Horizon Lines, Inc., a Delaware corporation (“Horizon”), and Sunrise Operations LLC, a California limited liability company (“Hawaii LLC”).

W I T N E S S E T H

WHEREAS, Section 10.3 of the Purchase Agreement provides for the amendment of the Purchase Agreement in accordance with the terms set forth therein, and Section 10.5 of the Purchase Agreement provides for an assignment of a party’s rights and obligations under the Purchase Agreement in accordance with the terms set forth therein;

WHEREAS, Pasha and Hawaii LLC desire to assign certain of their respective rights and obligations under the Purchase Agreement, as set forth herein, to Hawaii Stevedores, Inc., a Hawaii corporation (“HSI”), Hawaii Terminals, Inc., a Hawaii corporation and wholly-owned subsidiary of HSI (“HTI”), and Sea-Logix, LLC, a Delaware limited liability company (“Sea-Logix”), and HSI, HTI and Sea-Logix desire to accept such assignment;

WHEREAS, in connection with such assignments, HSI, HTI and Sea-Logix has agreed to become parties to and bound by the terms of the Purchase Agreement as set forth herein;

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth below; and

WHEREAS, the Board of Directors of each of the parties have approved this Amendment and declared it advisable for the respective parties to enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions; References.  Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Purchase Agreement.  Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Purchase Agreement, as amended by this Amendment.  Notwithstanding the foregoing, references to the date of the Purchase Agreement, as amended hereby, shall in all instances continue to refer to November 11, 2014, references to “the date hereof” and “the date of this Agreement” shall continue to refer to November 11, 2014 and references to the date of the Amendment and “as of the date of the Amendment” shall refer to May 29, 2015.

ARTICLE II

ASSIGNMENT

Section 2.1                                    Assignment to HSI, HTI and Sea-Logix.

(a)                                 Pasha and Hawaii LLC hereby assign and transfer to HSI, and HSI hereby accepts and assumes, all of the rights and obligations of Pasha and Hawaii LLC under the Purchase Agreement in and with respect to the HSI Transferred Employees and the HSI Assumed Liabilities.  HSI further agrees to become, and hereby is, a party to the Purchase Agreement and bound by and subject to the rights, restrictions, conditions, obligations and duties of Pasha and Hawaii LLC under the Purchase Agreement with respect to the HSI Transferred Employees and the HSI Assumed Liabilities, including without limitation the obligations set forth in Section 6.5 of the Purchase Agreement and joint and several liability for the indemnity and other obligations  set forth in Article VIII of the Purchase Agreement.

(b)                                 Pasha and Hawaii LLC hereby assign and transfer to HTI, and HTI hereby accepts and assumes, all of the rights and obligations of Pasha and Hawaii LLC under the Purchase Agreement in and with respect to the HTI Contributed Assets, HTI Transferred Employees and the HTI Assumed Liabilities.  HTI further agrees to become, and hereby is, a party to the Purchase Agreement and bound by and subject to the rights, restrictions, conditions, obligations and duties of Pasha and Hawaii LLC under the Purchase Agreement with respect to the HTI Contributed Assets, HTI Transferred Employees and the HTI Assumed Liabilities, including without limitation the obligations set forth in Section 6.5 of the Purchase Agreement and joint and several liability for the indemnity and other obligations set forth in Article VIII of the Purchase Agreement.

(c)                                  Pasha and Hawaii LLC hereby assign and transfer to Sea-Logix, and Sea-Logix hereby accepts and assumes, all of the rights and obligations of Pasha and Hawaii LLC under the Purchase Agreement in and with respect to the Sea-Logix Transferred Employees and the Sea-Logix Assumed Liabilities.  Sea-Logix further agrees to become, and hereby is, a party to the Purchase Agreement and bound by and subject to the rights, restrictions, conditions, obligations and duties of Pasha and Hawaii LLC under the Purchase Agreement with respect to the Sea-Logix Transferred Employees and the Sea-Logix Assumed Liabilities, including without limitation the obligations set forth in Section 6.5 of the Purchase Agreement and joint and several liability for the indemnity and other obligations set forth in Article VIII of the Purchase Agreement.

(d)                                 Notwithstanding the foregoing assignments (the “Assignments”), Pasha and Hawaii LLC shall retain all of their respective obligations (including the obligations prior to the Assignments) under the Purchase Agreement, including without limitation the obligations set forth in Section 6.5 of the Purchase Agreement and joint and several liability for the indemnity and other obligations set forth in Article VIII of the Purchase Agreement.

ARTICLE III

AMENDMENTS TO PURCHASE AGREEMENT

Section 3.1                                    Amendment to Section 1.1.  Section 1.1 of the Purchase Agreement is hereby amended as follows:

(a)                                 Section 1.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           Contribution. Horizon and its Subsidiaries shall contribute, assign, transfer, convey and deliver to: (i) HTI all of Horizon’s and its Subsidiaries’ right, title and interest in and to the HTI Contributed Assets, and HTI shall acquire and accept the HTI Contributed Assets, in each case in accordance with the Step Plan, and (ii) Hawaii LLC all of Horizon’s and its Subsidiaries’ right, title and interest in and to all of the Contributed Assets (other than the HTI Contributed Assets), and Hawaii LLC shall acquire and accept all of the Contributed Assets (other than the HTI Contributed Assets), in each case in accordance with the Step Plan. Horizon and its Subsidiaries shall also transfer all of the Hawaii Employees (other than (1) Hawaii Employees who are already employees of Sea-Logix or HSI, who shall remain employees of Sea-Logix or HSI, and (2) the Disabled Hawaii Employees, who shall be transferred to or hired by Pasha, Hawaii LLC, HTI, HSI or Sea-Logix after the Closing in accordance with Section 6.5) to Hawaii LLC, HTI, HSI and/or Sea-Logix (such employees, the “Transferred Employees”), as described in further detail in Section 6.5.”

(b)                                 Section 1.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                           Assumption.  Horizon and its Subsidiaries shall contribute, assign, transfer, convey and deliver to:  (i) HSI the HSI Assumed Liabilities, and HSI shall acquire, accept and assume the HSI Assumed Liabilities; (ii) HTI the HTI Assumed Liabilities, and HTI shall acquire, accept and assume the HTI Assumed Liabilities; (iii) Sea-Logix the Sea-Logix Assumed Liabilities, and Sea-Logix shall acquire, accept and assume the Sea-Logix Assumed Liabilities; and (iv) Hawaii LLC all of the Assumed Liabilities (other than the HSI Assumed Liabilities, the HTI Assumed Liabilities and the Sea-Logix Assumed Liabilities), and Hawaii LLC shall acquire, accept and assume all of the Assumed Liabilities (other than the HSI Assumed Liabilities, the HTI Assumed Liabilities and the Sea-Logix Assumed Liabilities).”

Section 3.2                                    Amendment to Section 1.3.  Section 1.3(b)(iii)(B) of the Purchase Agreement is hereby deleted and all references to “Sea-Logix Assignment and Assumption Agreement” are hereby stricken.

Section 3.3                                    Amendment to Section 2.1.

(a)                                 Section 2.1(l) is hereby amended to delete the language “, other than those relating to the Sea-Logix Transferred Employees, Sea-Logix Transferred Assets and/or Sea-Logix Transferred Liabilities” therein.

(b)                                 The second to last paragraph of Section 2.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“For the avoidance of doubt, except as expressly provided above, any assets held by HSI, HTI or Sea-Logix other than through the contribution described in Section 1.1(a) (1) will not be included in the definition of Contributed Assets, but will instead be transferred pursuant to the purchase of the Purchased Interests, and (2) are included in the definition of Transferred Assets.”

Section 3.4                                    Amendment to Section 2.2.  Section 2.2 of the Purchase Agreement is hereby amended as follows:

(a)                                 Section 2.2(a) is hereby amended by inserting “, HTI” immediately after the reference to “HSI” therein.

(b)                                 “Section 2.2(c) is hereby amended is by inserting “, HTI” immediately after the references to “HSI” therein.

(c)                                  Section 2.2(k) is hereby amended and restated in its entirety to read as follows:

“any and all other assets of Horizon and/or its Subsidiaries, except those that are (i) included in Sections 2.1(a) through (t) above or (ii) are held by HSI, HTI or Sea-Logix prior to the contribution described in Section 1.1(a); and”

(d)                                 The final paragraph of Section 2.2 is hereby amended and restated in its entirety to read as follows:

“For the avoidance of doubt, except as expressly provided above, any assets held by HSI, HTI or Sea-Logix other than through the contribution described in Section 1.1(a) (1) will not be included in the definition of Excluded Assets, but will instead be transferred to Pasha or Pasha Sub, as applicable, pursuant to the purchase of the Purchased Interests, and (2) are included in the definition of Transferred Assets.”

Section 3.5                                    Amendment to Section 2.3.  Section 2.3 of the Purchase Agreement is hereby amended as follows:

(a)                                 Section 2.3(c) is hereby amended to delete the language “(other than any Transferred Sea-Logix Employee)” and by inserting “, HTI” immediately after the reference to “HSI” therein.

(b)                                 Sections 2.3(d) and 2.3(e) are hereby amended to delete the language “(other than any Transferred Sea-Logix Liabilities)” therein.

(c)                                  The final paragraph of Section 2.3 is hereby amended by inserting “, HTI” immediately after the reference to “HSI” therein.

Section 3.6                                    Amendment to Section 2.5.

(a)                                 Subclause (ii) of Section 2.5(b) of the Purchase Agreement is hereby amended by inserting “, HTI” immediately after the reference to “HSI” therein.

(b)                                 Section 2.5 of the Purchase Agreement is hereby amended by inserting a new subsection (c) at the end thereof:

“(c)                            Notwithstanding this Section 2.5 and Section 2.6, Horizon and its Subsidiaries and Affiliates shall have no post-Closing obligations under Sections 2.5 and 2.6 with respect to that certain Regional Domestic Contract 6 (RDC 6) (Contract #HTC 711-14-D-W005) dated March 1, 2014 by and between the U.S. Transportation Command and Horizon Lines, LLC (the “RDC6 Agreement”) other than to refrain from posting or offering Horizon’s rates or schedules with respect to Horizon’s former Hawaii Business portion of the RDC6 Agreement, which is a Multi-Tradelane Contract; provided, that if the U.S. Transportation Command after the Closing Date agrees to novate, amend or assign the Hawaii Business portion of the RDC-6 Agreement to Pasha or its Subsidiaries, then the parties shall use their reasonable best efforts, and cooperate with each other, to obtain such novation, amendment or assignment; provided, further, that any such cooperation and related actions by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement, and any related costs and expenses incurred by Horizon, its Subsidiaries or any of their Affiliates shall be paid by Pasha and Hawaii LLC pursuant to Section 3.1 of the Transition Services Agreement. Other than as expressly set forth in the immediately preceding sentence, neither Pasha nor Hawaii LLC, or any of their Subsidiaries or Affiliates, shall seek, request or receive a Transition Service under the Transition Services Agreement with respect to the RDC-6 Agreement.”

Section 3.7                                    Amendment to Section 2.7.  Section 2.7(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           “Schedule 2.7 sets forth the parties’ allocation of the Estimated Purchase Price (and any Transferred Liabilities that are treated as consideration for the Contributed Assets for federal income Tax purposes), based on the parties’ estimate of the components thereof as of the date hereof, among the Contributed Assets, the assets of Sea-Logix and the HSI Shares for all Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder, as well as an allocation of the portion of such amount allocable to the HSI Shares (and any liabilities of HSI and HTI treated as purchase price for federal income Tax purposes) among the assets of HSI and HTI in a manner consistent with Section 338(h)(10) of the Code and the

Treasury regulations promulgated thereunder (the “Purchase Price Allocation”).  Within thirty (30) days after the completion of the Purchase Price adjustment under Section 1.4(g) above, Pasha shall prepare and deliver to Horizon a schedule (the “Allocation Schedule”) allocating the Purchase Price (and any Transferred Liabilities that are treated as consideration for the Contributed Assets for federal income Tax purposes) among the Contributed Assets, the assets of Sea-Logix and the HSI Shares as well as an allocation of such amount allocable to the HSI Shares (and any liabilities of HSI and HTI treated as purchase price for federal income Tax purposes) among the assets of HSI and HTI, in each case, in a manner consistent with Schedule 2.7; provided, that the parties acknowledge and agree that the amount allocated to any assets of HTI shall be zero ($0), unless Horizon determines, based on the advice of its accountants, that such allocation is not correct, in which case the allocation provisions in the remainder of this Section 2.7 will apply to determine such allocation (the “HTI Proviso”).  Horizon shall have the right to review the Allocation Schedule (subject to the HTI Proviso), and, within thirty (30) days after its receipt thereof, Horizon shall notify Pasha in writing of any proposed changes thereto; provided, that, if Horizon does not provide any written changes within such 30-day period, Horizon shall be deemed to have agreed to the Allocation Schedule as prepared by Pasha.  If the parties do not resolve all disputed items relating to the Allocation Schedule within thirty (30) days after Horizon’s written notification to Pasha of proposed changes, the parties shall submit all remaining disputed items to the Independent Accounting Firm for resolution.  The Independent Accounting Firm’s review shall be limited to the remaining disputed items and shall be subject to the HTO Proviso, and its determination shall be conclusive and binding on the parties hereto and shall not be subject to appeal or further review.  The costs of the Independent Accounting Firm shall be borne by Horizon and Pasha in the same manner in which costs are borne by the parties under Section 1.4(e) above.  If the Purchase Price changes by reason of Section 1.4 or Section 6.16, Pasha shall promptly after the completion of such adjustment revise the Allocation Schedule, and the foregoing time periods and dispute resolution mechanisms shall apply to such revised Allocation Schedule as if it were the original Allocation Schedule (the Allocation Schedule, as finally determined pursuant to this Section 2.7, the “Final Allocation Schedule”).”

Section 3.8                                    Amendment to Section 3.1.  Section 3.1(a) of the Purchase Agreement is hereby amended by inserting the following sentence at the end thereof:

“HTI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Hawaii.  HTI was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the Step Plan, HTI will not prior to the Closing Date have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.”

Section 3.9                                    The first sentence of Section 3.16(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows”

“As of the date hereof, Horizon Lines, LLC has good, valid and marketable title to each Hawaii Vessel, free and clear of all Encumbrances and Liens, other than Liens securing the Notes, the SFL Note, and the Horizon Credit Facilities and Permitted Maritime Liens.”

Section 3.10                             Amendment to Section 6.5.

(a)                                 Section 6.5(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           Immediately prior to the Closing, Horizon shall cause:

(1)                                 Hawaii LLC to (i) become the employer with respect to each Hawaii Employee then actively performing services as a common-law employee or on a leave of absence (including, without limitation, vacation or sick leave, but excluding only those Hawaii Employees who are both (A) not Represented Hawaii Employees (as defined in Section 6.5(f)) and (B) on short-term disability or long-term disability (any such employee on short-term or long-term disability leave shall be referred to as a “Disabled Hawaii Employee”)), as of the date of such transfer of employment (other than (w) Hawaii Employees who are already employees of Sea-Logix or HSI, who shall remain employees of Sea-Logix or HSI, respectively, (x) the HTI Transferred Employees, who shall become employees of HTI, (y) the Sea-Logix Transferred Employees, who shall become employees of Sea-Logix, and (z) the HSI Transferred Employees, who shall become employees of HSI), with such employment in the identical geographic location, and with base pay at least equal to his or her base rate of pay as in effect with respect to such individual immediately prior to such transfer of employment to Hawaii LLC and (ii) assume all obligations and Contracts relating to each Hawaii Employee (other than (A) Hawaii Employees who are already employees of Sea-Logix or HSI and the Sea-Logix Transferred Employees, the HSI Transferred Employees and the HTI Transferred Employees, whose obligations and Contracts shall be assumed by and/or remain with Sea-Logix, HSI and HTI, respectively, (B) any collective bargaining agreement with respect to Represented Hawaii Employees (which collective bargaining agreements are addressed elsewhere in this Agreement and the Step Plan) and (C) the Disabled Hawaii Employees, who shall be transferred after the Closing in accordance with Section 6.5(b)) on the same terms as in effect with respect to such Hawaii Employee immediately prior to such date of transfer of employment (for those Hawaii Employees whose employment is transferred) or the Closing Date (for all other Hawaii Employees);

(2)                                 HTI to (i) become the employer with respect to each HTI Transferred Employee (excluding only those Hawaii Employees who are Disabled Hawaii Employees), with such employment in the identical geographic location, and with base pay at least equal to his or her base rate of pay as in effect with respect to such individual immediately prior to such transfer of employment to HTI and (ii) assume all obligations and Contracts relating to each HTI Transferred Employee on the same terms as in effect with respect to such HTI Transferred Employee immediately prior to such date of transfer of employment;

(3)                                 HSI to (i) become the employer with respect to each HSI Transferred Employee (excluding only those Hawaii Employees who are Disabled Hawaii Employees), with such employment in the identical geographic location, and with base pay at least equal to his or her base rate of pay as in effect with respect to such individual immediately prior to such transfer of employment to HSI and (ii) assume all obligations and Contracts relating to each HSI Transferred Employee on the same terms as in effect with respect to such HSI Transferred Employee immediately prior to such date of transfer of employment; and

(4)                                 Sea-Logix to (i) become the employer with respect to each Sea-Logix Transferred Employee ( excluding only those Hawaii Employees who are Disabled Hawaii Employees), with such employment in the identical geographic location, and with base pay at least equal to his or her base rate of pay as in effect with respect to such individual immediately prior to such transfer of employment to Sea-Logix and (ii) assume all obligations and Contracts relating to each Sea-Logix Transferred Employee on the same terms as in effect with respect to such Sea-Logix Transferred Employee immediately prior to such date of transfer of employment.

Such employment and/or assumption by Hawaii LLC, HTI, HSI and Sea-Logix shall commence upon the Closing, and shall be deemed for all purposes to have occurred with no interruption or break in service.

“Hawaii Employees” shall mean: (w) any and all individuals who are, were or prior to the Closing will be (1) a common law employee or a Represented Employee domiciled in California or Hawaii (which includes certain employees who may perform services, in whole or in part, for non-Hawaii tradelanes) or (2) a Represented Employee of MEBA acting as a shore-side port engineer and domiciled in California, Hawaii or Washington; (x) any consultant, independent contractor or other service provider who at any time prior to or as of the Closing Date primarily provides, provided or will provide services with respect to the Hawaii Business, including any Acquired Entity; and (y) any employee, consultant, independent contractor or other service provider performing services on board a Hawaii Vessel at any time prior to or as of the Closing Date.  To the Knowledge of Horizon, the Hawaii Employees (other than Represented Hawaii Employees and Disabled Hawaii Employees) as of the date hereof are listed on Part I of Schedule 6.5(a) and Disabled Hawaii Employees as of the date hereof are listed on Part II of Schedule 6.5(a). Such schedules shall be updated by Horizon from time to time prior to the Closing in accordance with Section 6.4, but for avoidance of doubt, the inclusion or exclusion of an individual from Schedule 6.5(a) Part I or II shall not determine whether or not such individual is a Hawaii Employee.”  For the avoidance of any doubt, the HTI Transferred Employees, the HSI Transferred Employees and the Sea-Logix Transferred Employees are all considered “Hawaii Employees”.”

(b)                                 The final sentence of Section 6.5(b) of the Purchase Agreement is hereby amended and restated in its entirety read as follows:

“Pasha Parent shall cause Pasha Sub, Hawaii LLC, HSI, HTI and/or Sea-Logix to become the employer with respect to, and assume the obligations and Contracts relating to, each Disabled Hawaii Employee on terms that are the same in all material respects to those set forth in Section 6.5(a) (e.g., with base pay at least equal to his or her base rate of pay as in effect immediately prior to such Disabled Hawaii Employee’s disability) within an administratively reasonable period of time after Horizon, Pasha or Hawaii LLC has been notified that such Disabled Hawaii Employee has obtained a medical release authorizing such Disabled Hawaii Employee to return to work.”

(c)                                  Section 6.5(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(e)                            From and after the Closing, Pasha and its Subsidiaries (including Hawaii LLC) shall use its commercially reasonable efforts to honor (or provide reasonable equivalent benefits for) all obligations under the Horizon Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Closing and set forth on Schedule 6.5(e) for the period ending at the Closing and any additional period at or after the Closing during which such Horizon Plan remains in effect, and each of Pasha and Hawaii LLC acknowledges and agrees that the Transactions shall be deemed to constitute a “change in control,” “change of control,” “corporate transaction” or similar term under each such Horizon Plan, arrangement or agreement.”

(d)                                 Section 6.5(h) of the Purchase Agreement is hereby deleted in its entirety.

Section 3.11                             Amendment to Section 6.8.  Section 6.8 of the Purchase Agreement is hereby amended by inserting a new paragraph at the end thereof:

“In the event that Pasha does not obtain on the Closing Date Guarantees in the amounts and with the payee’s listed on Schedule 6.8(A), Pasha agrees that either (a) Horizon and/or its Subsidiaries and Affiliates and/or Pasha will provide cash collateral in the applicable amounts listed in Schedule 6.8(A) to continue to support those Guarantees on the Closing Date in order to allow Pasha and its Subsidiaries to operate the Acquired Hawaii Business on and after the Closing Date (which may thereafter, in the case of cash collateral provided by Pasha, be substituted by Pasha with a letter of credit payable to Horizon and its Subsidiaries and Affiliates as set forth in (b)), or (b) Pasha will provide a “back to back” or direct letter of credit payable to Horizon and its Subsidiaries and Affiliates in the applicable amount listed in Schedule 6.8(A) containing terms and conditions reasonably satisfactory to Horizon.  Any and all actions and cooperation by Horizon and its Subsidiaries and Affiliates to support the Guarantees listed on Schedule 6.8(A) shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement (including without limitation the indemnity thereunder), and any and all related costs, expenses and Losses (including interest expense and any fees on any cash collateral provided by Horizon and/or its Subsidiaries and Affiliates) incurred by Horizon, its Subsidiaries or any of their Affiliates shall be paid by Pasha and Hawaii LLC pursuant to Article 3 of the Transition Services Agreement.  As soon as possible, but no later than June 30, 2015, Pasha shall provide a letter of credit directly to each of the payees listed on Schedule 6.8(A) such that the payee releases in full the Guarantee listed on Schedule 6.8(A).  The form of agreement by which Pasha will provide cash collateral or “back to back” letter of credit is attached as Schedule 6.8(B).”

Section 3.12                             Amendment to Section 6.10(e).  Section 6.10(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(e)                            On or before the Closing Date, Horizon shall use its reasonable best efforts to seek from each entity (an “Insurer”) that issued an insurance policy or agreement listed on the insurance schedule attached to the Step Plan (“Horizon Insurance Agreements”) a written consent assigning to Pasha, Pasha Sub, Hawaii LLC and the Four Vessel LLCs (as defined in the Step Plan), as their interests appear, all of the rights that a named insured would have under the Horizon Insurance Agreements relating to the Assumed Liabilities, which consent to assignment shall be effective as of the Closing Date (“Written Consent to Assignment”).  Horizon agrees it will use reasonable best efforts as set forth in the Step Plan to assist Pasha to seek the delivery of each such Written Consent to Assignment at least fifteen (15) days prior to the Closing Date; provided however, Horizon shall send to the UK P&I Club a letter in the form set forth on Schedule 6.10(e) (“Letter”) and shall name Sunrise Operations LLC, Sunrise Enterprise LLC, Sunrise Pacific LLC, Sunrise Reliance LLC, and Sunrise Spirit LLC as loss payees under its entry of the Hawaii Vessels in the UK P&I Club, as their respective interests may appear, in accordance with the Letter.  Any additional premium (including any costs, taxes, fees or commission associated with such coverage, a “Premium”) charged by any insurer or underwriter to obtain such Written Consents to Assignment or the Letter shall be paid by Pasha.  Neither any Written Consent to Assignment nor the Letter shall have any effect on, apply to, or limit or reduce the coverage that Horizon and/or its Subsidiaries have under any Horizon Insurance Agreement relating to liabilities that are not Assumed Liabilities. For the avoidance of doubt, in no event shall the refusal by any Insurer to provide any Written Consent to Assignment contemplated by this Section 6.10(e), or any action or inaction by any Insurer, including any refusal to accept or follow the terms of the Letter, be deemed a breach by Horizon of its obligations under this Section 6.10(e).”

Section 3.13                             Amendment to Section 6.10.  Section 6.10 of the Purchase Agreement is hereby amended by inserting a new subsection (i) at the end thereof:

“(i)                               On the Closing Date, Pasha and its Subsidiaries and Affiliates, including without limitation Sea-Logix, shall cause Horizon and each of its Subsidiaries and Affiliates to be named as an additional insured and loss payee under any and all insurance policies relating or with respect to the Premises (as defined in the Prologis Lease) and any leasehold or other interests in, to or under the Premises, any improvements thereon and/or the Prologis Lease.  In addition, after the Closing Date, Horizon, Pasha and their respective Subsidiaries and Affiliates, including without limitation Sea-Logix, shall use reasonable best efforts to obtain the release of Horizon and its Subsidiaries and Affiliates from any and all of its obligations and liabilities under or related to the Prologis Lease, including without limitation a contemporaneous release of the Guaranty referred to and as defined in the Prologis Lease, in accordance with the terms of Section 2.6 of the Purchase Agreement.”

Section 3.14                             Amendment to Section 6.12.  Section 6.12 of the Purchase Agreement is hereby deleted in its entirety.

Section 3.15                             Amendment to Section 6.16.  Section 6.16(a) of the Purchase Agreement is hereby amended by inserting “and HTI” at the end of the first sentence thereof.

Section 3.16                             Amendment to Section 8.1.  Section 8.1 of the Purchase Agreement is hereby amended by inserting new subsections (h) and (i) at the end thereof:

“(h)                           the Assignments (as defined in Amendment No.1), including but not limited to the transactions contemplated by such Assignments any of (i) that certain Standard Form Industrial Building Lease (Single — Tenant) effective as of June 6, 2008 by and between Prologis USLV NEWCA2, LLC, a Delaware limited liability company, as successor-in-interest to KTR South Bay I LLC, as Landlord (“Prologis”), and Horizon Lines, LLC, as Tenant (the “Prologis Lease”), (ii) that certain Guaranty referred to and as defined in the Prologis Lease, and (iii) any consent, assignment, or other document or instrument related to either (i) or (ii) above.”

Section 3.17                             Amendment to Section 8.2.  Section 8.2 of the Purchase Agreement is hereby amended by inserting a new subsection (e) at the end thereof:

“(e)                            the transactions contemplated by that certain Payment and Cooperation Agreement, dated as of May 26, 2015, by and among SFL Holdings, LLC, Horizon and Matson Navigation Company, Inc.; provided that any such Losses shall in no event include any Loss that would have resulted had the agreement described in this Section 8.2(e) not been entered into, and the SFL Note been redeemed on the date on which the merger of Merger Sub with and into Horizon, with Horizon continuing as the surviving corporation is consummated.”

Section 3.18                             Amendment to Section 10.13.

(a)                                 The definition of “Acquired Entities” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Acquired Entities” shall mean Hawaii LLC, Sea-Logix, HTI and HSI.”

(b)                                 The definition of “Additional Closing Payment Amount” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Additional Closing Payment Amount” shall mean the amount equal to product of (a) $250,000 multiplied by (b) the number of days that elapse from but excluding (i) May 27, 2015 to and including (ii) the actual Closing Date.”

(c)                                  Section 10.13 of the Purchase Agreement is hereby amended to insert the following definition after the definition of “Allocation Schedule”:

““Amendment No. 1” shall mean Amendment No. 1, dated as of May 29, 2015, to this Agreement.”

(d)                                 The definition of “Hawaii Business,” shall be amended by inserting “, HTI” immediately after the reference to “HSI” therein.

(e)                                  The definition of “HSI,” shall be amended by replacing “Stevedoring” with “Stevedores”.

(f)                                   Section 10.13 of the Purchase Agreement is hereby amended to insert the following definitions after the definition of “HSI”:

““HSI Assumed Liabilities” shall mean any and all Assumed Liabilities to the extent related to the HSI Transferred Employees, including without limitation those described in Section 6.5.”

““HSI Transferred Employees” shall mean those employees set forth on Schedule C to this Amendment.”

(g)                                  Section 10.13 of the Purchase Agreement is hereby amended to insert the following definitions after the definition of “HSR Act”:

““HTI” shall mean Hawaii Terminals, Inc., a Hawaii corporation and wholly-owned subsidiary of HSI.

“HTI Contributed Assets” shall mean those Contributed Assets set forth on Schedule A to this Amendment.

““HTI Assumed Liabilities” shall mean any and all Assumed Liabilities to the extent related to the HTI Transferred Employees and/or the HTI Contributed Assets, including without limitation those described in Section 6.5.”

“HTI Transferred Employees” shall mean those employees set forth on Schedule B to this Amendment.”

(h)                                 The definition of “Notes Payoff Amount” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Notes Payoff Amount” shall have the meaning set forth in the Section 6.21 and for the avoidance of doubt, exclude any principal or interest on the SFL Note.”

(i)                                     The first sentence of the definition of “Pre-Closing Income Taxes” is hereby amended and restated in its entirety to read as follows:

““Pre-Closing Income Taxes” shall mean (a) Income Taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date (including any alternative minimum Tax liability payable by Horizon and its Affiliates with respect to the Transactions in excess of any Transaction AMT), (b) Income Taxes other than those described in clause (a) above arising solely from the inclusion of an Acquired Entity in an affiliated, consolidated, combined or unitary group for Income Tax purposes at any time prior to the Closing, (c) Income Taxes payable by Pasha and its Affiliates resulting solely and directly from the agreement described in Section 8.2(e) (other than, for the avoidance of doubt, any Income Taxes payable by Pasha and its Affiliates as a result of an indemnity payment received by Pasha or its Affiliates arising from such agreement being treated as income or resulting in a reduction in the basis in an asset) to the extent in excess of the Income Taxes that would be payable by Pasha and its Affiliates if the agreement described in Section 8.2(e) had not been entered into, and the SFL Note had been redeemed on the date on which the merger of Merger Sub with and into Horizon, with Horizon continuing as the surviving corporation, was consummated, and (d) interest, penalties and additions to tax with respect to the foregoing clauses (a), (b) and (c); provided, however, that Pre-Closing Income Taxes shall in no event include any Income Taxes (including any alternative minimum Taxes) resulting from the Assignments (as defined in Amendment No. 1), including but not limited to the transactions contemplated by such Assignments, or otherwise attributable to HTI, in each case, to the extent such Income Taxes exceed the Income Taxes that would have resulted had HTI not been organized, and the assets and liabilities of HTI been transferred (directly or indirectly) to Hawaii LLC and Pasha in the manner provided by this Agreement (in each case, assuming Amendment No. 1 was not entered into).”

(j)                                    The definition of “Sea-Logix” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Sea-Logix” shall mean Sea-Logix, LLC, a Delaware limited liability company.”

(k)                                 Section 10.13 of the Purchase Agreement is hereby amended to insert the following definitions after the definition of “Sea-Logix”:

““Sea-Logix Assumed Liabilities” shall mean any and all Assumed Liabilities to the extent related to the Sea-Logix Transferred Employees, including without limitation those described in Section 6.5.”

““Sea-Logix Transferred Employees” shall mean those employees set forth on Schedule D to this Amendment.”

(l)                                     Section 10.13 of the Purchase Agreement is hereby amended to insert the following definition after the definition of “Service Fees”:

““SFL Note” shall mean that certain Second Lien Senior Secured Note due 2016 having a CUISP number of 44049H AFO.”

(m)                             The definition of “Second Lien Notes” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Second Lien Notes” shall mean, collectively, each of the Second Lien Senior Secured Notes due 2016 issued by Horizon Lines, LLC and outstanding as of the Closing Date, other than the SFL Note.”

(n)                                 The definition of “Target Net Working Capital” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Target Net Working Capital” shall mean six million dollars ($6,000,000).”

(o)                                 The second sentence of the definition of “Transaction AMT” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Transaction AMT shall be determined on a “with and without” basis, such that the amount of Transaction AMT shall equal 50% of the amount by which (a) the alternative minimum Tax liability (using the rates specified above) of Horizon and its Affiliates taking into account the effect of the Transactions, exceeds (b) the alternative minimum Tax liability (using the rates specified above) of Horizon and its Affiliates without taking into account the effects of the Transactions; provided, however, that (i) Transaction AMT shall be calculated for all purposes of this Agreement as if (x) HTI had not been organized, and the assets and liabilities of HTI had been transferred (directly or indirectly) to Hawaii LLC and Pasha in the manner provided by this Agreement (in each case, assuming Amendment No. 1 was not entered into), and (y) the agreement described in Section 8.2(e) had not been entered into, and the SFL Note had been redeemed on the date on which the merger of Merger Sub with and into Horizon, with Horizon continuing as the surviving corporation was consummated, and (ii) Transaction AMT shall be subject to adjustment and payment in a manner consistent with Section 1.4 and Section 6.16.”

(p)                                 The definition of “Transfer Taxes” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, excise, transfer, conveyance, documentary transfer, recording or other similar Taxes imposed with respect to the Transactions, and any interest, penalties and additions to Tax in respect thereof; provided, however, that Transfer Taxes shall not include any  such amounts (i) incurred with respect to the transfer of Hawaii Vessels pursuant to this Agreement and the Step Plan that would not have been incurred if the Hawaii Vessels were transferred directly to the applicable Subsidiary of Hawaii LLC as opposed to being transferred first to Hawaii LLC and then to the applicable Subsidiary of Hawaii LLC, or (ii) resulting from the Assignments (as defined in Amendment No. 1), including but not limited to the transactions contemplated by such Assignments, to the extent such amounts described in this clause (ii) exceed the Transfer Taxes that would have resulted had HTI not been organized, and the assets and liabilities of HTI been transferred (directly or indirectly) to Hawaii LLC and Pasha in the manner provided by this Agreement (in each case, assuming Amendment No. 1 was not entered into) (any amounts described in clauses (i) and (ii) of this proviso, “Excluded Transfer Taxes”).”

(q)                                 The definition of “Transferred Assets” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Transferred Assets” shall mean the Contributed Assets, together with all other assets held by HSI, HTI and Sea-Logix.”

(r)                                    The definition of “Transferred Liabilities” in Section 10.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

““Transferred Liabilities” shall mean the Assumed Liabilities, including the HSI Assumed Liabilities, the HTI Assumed Liabilities and the Sea-Logix Assumed Liabilities, together with all other liabilities and obligations of HSI, HTI and Sea-Logix. For the avoidance of doubt, Transferred Liabilities shall not include any Taxes allocated to Horizon under Section 6.16(c)(i).”

(s)                                   The definitions of “Transferred Sea-Logix Assets,” “Transferred Sea-Logix Employees” and “Transferred Sea-Logix Liabilities” in Section 10.13 of the Purchase Agreement are hereby deleted, and all references to such terms in the Purchase Agreement are hereby stricken.

Section 3.19                             Amendment to Schedule 2.1(q).  Schedule 2.1(q) is hereby amended as set forth in Schedule E hereto.

Section 3.20                             Amendment to Schedule 6.23.  Schedule 6.23 is hereby amended as set forth in Schedule F hereto.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1                                    No Further Amendment.  Except as expressly amended hereby, the Purchase Agreement is in all respects ratified and confirmed as of the date of this Amendment, and all the terms, conditions, and provisions thereof shall remain in full force and effect.  This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Purchase Agreement.

Section 4.2                                    Effect of Amendment.  This Amendment shall form a part of the Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby.  From and after the execution of this Amendment by the parties hereto, any reference to the Purchase Agreement shall be deemed a reference to the Purchase Agreement as amended hereby.  This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

Section 4.3                                    Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 4.4                                    Counterparts.  This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 4.5                                    Governing Law.  This Amendment and any dispute, controversy or claim arising out of, relating to or in connection with this Amendment, the negotiation, execution, existence, validity, enforceability or performance of this Amendment, or for the breach or alleged breach thereof (whether in contract, in tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 4.6                                    Severability.  If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.7                                    Closing Obligations.  For the avoidance of doubt, nothing contained in this Amendment shall affect in any way the respective obligations of each party to the Purchase Agreement to consummate the transactions contemplated thereby, nor shall any provision of this Amendment affect the conditions to or timing of the consummation of the transactions contemplated by the Purchase Agreement.

[Remainder of page blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

The Pasha Group

By:	/s/ George W. Pasha, IV
	Name:	George W. Pasha, IV
	Title:	President and Chief Executive
Officer

SR Holdings LLC

By:	/s/ George W. Pasha, IV
	Name:	George W. Pasha, IV
	Title:	President and Chief Executive
Officer

[Signature Page to Amendment No. 1 to the Contribution, Assumption and Purchase Agreement]

Horizon Lines, Inc.

By:	/s/ Michael F. Zendan II
	Name:	Michael F. Zendan II
	Title:	Executive Vice President, General
Counsel and Secretary

Sunrise Operations LLC

By:	/s/ Michael F. Zendan II
	Name:	Michael F. Zendan II
	Title:	Executive Vice President, General
Counsel and Secretary

Hawaii Stevedores, Inc.

By:	/s/ Michael F. Zendan II
	Name:	Michael F. Zendan II
	Title:	Secretary

Hawaii Terminals, Inc.

By:	/s/ Michael F. Zendan II
	Name:	Michael F. Zendan II
	Title:	Vice President, General Counsel and Secretary

Sea-Logix, LLC

By:	/s/ Michael F. Zendan II
	Name:	Michael F. Zendan II
	Title:	Secretary

[Signature Page to Amendment No. 1 to the Contribution, Assumption and Purchase Agreement]